Exhibit 10.20.2
«Recipient»

Non-Employee Director Restricted Stock Units
TERMS AND CONDITIONS
Grant Date: January 15, 2025

This Award Agreement sets forth the terms and conditions of the Restricted Stock Units (“RSUs") awarded to you as of the Grant Date specified above pursuant to the 2023 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the “Plan”) and the Resolutions approved by the Board on September 22, 2004; February 4, 2005; November 18, 2005; October 4, 2006; December 3, 2010; April 4, 2012; December 6, 2013; December 4, 2020; and December 8, 2023. In addition to this Award Agreement, your award is subject to the terms of the Plan, which are controlling. Capitalized terms used in the Award Agreement and not otherwise defined herein have the meaning specified by the Plan as in effect as of the Grant Date for your award. A copy of the Plan has been provided to you.

1.Award. Effective as of the Grant Date, the Company has awarded you «Number_of_RSUs» RSUs. The number of RSUs was determined by dividing the dollar amount of the equity compensation payable on the Grant Date by the Fair Market Value of Common Stock on the Grant Date, and rounding up to the next whole RSU. Each whole RSU entitles you to receive one share of Common Stock upon settlement (any fractional RSUs shall be paid in cash at the Fair Market Value on the Settlement Date); provided that in jurisdictions where the Company determines settlement in the form of Common Stock is prohibited by law, regulation, or decree, or where the cost to issue such stock would be unreasonably expensive or burdensome, the Fair Market Value of such stock shall be paid in cash instead. Settlement of the RSUs in cash is not otherwise permitted except as specified in Section 2. Delivery of Common Stock may occur through paper or electronic certificates or book-entry transfer using a brokerage account or other medium selected by the Company in its discretion.
2.Settlement Date and Payment Schedule; Deferral Election. The default settlement date for the RSUs subject to this Award Agreement is the earlier of death or six months after the date of your Separation from Service (as defined by Code section 409A) from the Board (or as soon as administratively practicable thereafter, but in any event by the end of the year containing such six-month anniversary), and the default payment schedule is a single transfer of Common Stock on the settlement date. By making a timely election under the Deferred Compensation Plan for Non-Employee Directors of ConocoPhillips (the “Deferred Compensation Plan”), you may elect a different settlement date and payment schedule in accordance with the terms of the Deferred Compensation Plan and its related election forms. If you make such a timely election, then settlement shall occur on the date elected (or as soon as administratively practicable thereafter, but in any event by the end of the year containing such date) and in accordance with the elected payment schedule, subject to any subsequent deferral election made in accordance with the Deferred Compensation Plan. Once settled, the RSUs shall be cancelled, and all rights thereunder forfeited.

Exhibit 10.20.2
Notwithstanding the foregoing or any deferral election to the contrary, if a Change of Control occurs and the successor or surviving entity does not assume or continue the RSUs, then the RSUs shall settle immediately prior to the Change of Control to the extent provided in Sections 12(a) and 12(c) of the Plan. Otherwise settlement shall not be accelerated solely as a result of a Change of Control. If a Change of Control does not constitute a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of section 409A(a)(2)(A)(v) of the Code; Common Stock ceases to exist in connection with such Change of Control; and the successor or surviving entity does not assume or continue the RSUs, then with respect to any RSUs that constitute nonqualified deferred compensation subject to Code section 409A, such RSUs shall be converted into a right to receive an amount in cash equal to the Fair Market Value of a similar number of shares of Common Stock as of the date of the Change of Control, and such amount shall be settled and paid to you on the date the RSUs otherwise would have settled in accordance with the other provisions of this Award Agreement.
3.Common Stock Rights and Dividend Equivalents. The RSUs do not have any voting rights or other rights generally associated with shares of Common Stock and are merely an obligation of the Company to make settlement in accordance with the Award Agreement. While outstanding, the RSUs subject to this Award Agreement shall accrue a dividend equivalent. On each date on which cash dividends are paid on Common Stock, the number of RSUs shall be increased by a number of whole and/or fractional RSUs equal to the amount of the cash dividends that would have been paid had the outstanding RSUs hereunder been shares of Common Stock, divided by the Fair Market Value of a share of Common Stock on such dividend payment date. If the RSUs are outstanding on the record date for a cash dividend but are settled before the payment date for such dividend, then such dividend, net of tax withholding, shall be paid to you in cash at the same time the dividend is paid to holders of Common Stock (in the event of administrative delay, payment shall be made no later than March 15 of the year following the year in which such cash dividends are paid to holders of Common Stock).
4.Forfeiture. Notwithstanding anything herein to the contrary, if prior to settlement of the RSUs, the Board finds sufficient cause, in its absolute discretion, it may resolve to forfeit any or all of the RSUs subject to this Award Agreement (including RSUs designated for or held by a beneficiary); provided, however, that this provision shall not apply and no forfeiture shall occur after a Change of Control has occurred.
5.Taxes and Tax Withholding. You are responsible for all taxes relating to the RSUs and any other rights under the Award Agreement, regardless of the amount withheld. The Company makes no guarantees regarding the tax treatment of the award and tax consequences may vary depending on your citizenship and applicable law of the country in which you reside or work. The Company in its sole discretion may withhold RSUs, or shares of Common Stock otherwise deliverable in settlement of RSUs, either at the time of crediting, at the time of settlement, or at any other time in order to satisfy any required tax withholding up to the maximum applicable withholding rate, and the Company may accelerate settlement as needed to accomplish such tax withholding. Withheld units or shares may be retained by the Company or sold on your behalf. The Company in its sole discretion may also withhold any required taxes up to the maximum applicable withholding rate from dividend equivalents and may satisfy required tax withholding (and any required interest relating to such withholding) by deduction from other compensation payable to you. To the extent this award (including dividend equivalents) constitutes nonqualified deferred compensation subject to Code section 409A, settlement due to

Exhibit 10.20.2
“Separation from Service” (as defined by Code section 409A) shall not be made to a “Specified Employee” (as that term is defined in Code section 409A(a)(2)(B)(i)) until the first day of the seventh month following the Specified Employee’s Separation from Service or, if earlier, the date of the Specified Employee’s death.
6.Beneficiary Designations. If you die prior to settlement of this award, settlement shall be made to the beneficiary or beneficiaries you designated in a properly completed beneficiary designation form acceptable to and received by the Company prior to your death. In the absence of such a beneficiary designation, settlement shall be made to your estate or to the person or persons to whom this award is validly transferred by will or the laws of descent and distribution. However, no post-death transfer of this award or amounts payable in settlement of the award shall be effective to bind the Company unless the Company is furnished with written notice with a copy of the beneficiary designation or will, and with such other evidence as the Board may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of this award.
7.Nonalienation of Benefits. Except as contemplated by Section 6 above, the RSUs and any other rights under the Award Agreement cannot be sold, assigned, pledged, or transferred other than as a consequence of your death or otherwise in accordance with the Plan.
8.Personal Data. The administration of the Plan and this Award Agreement, including any subsequent ownership of Common Stock, involves the collection, use, and transfer of personal data about you among the Company, its Subsidiaries and Affiliates, the granting Committee and its delegates, and third-party service providers, as well as various regulatory and tax authorities around the world. This data may include your name; age; date of birth; compensation; contact information including address and telephone number; work location; employment status; tax status; social insurance, tax, or other identification number; salary; nationality; citizenship; job title or position; Common Stock ownership; details of awards granted, cancelled, vested or unvested, and outstanding; and related information. By accepting this award, you authorize such collection, use, and transfer of such data. To the extent applicable, personal data is maintained, processed, and used by the Company in accordance with applicable law and the ConocoPhillips Global Workforce Privacy Policy. To the extent applicable, you may exercise your right to access, correct, restrict, or delete your personal data by following the procedure set forth in the ConocoPhillips Global Workforce Privacy Policy. Third party service providers for the Plan may require your agreement to separate data use and transfer provisions to comply with applicable laws, and your acceptance of this award is conditioned on such agreement.

9.Adjustments. In the event certain corporate transactions, recapitalizations, or stock splits occur while RSUs are outstanding, the number of RSUs shall be correspondingly adjusted in accordance with the Plan.

Exhibit 10.20.2
10.Amendment. The provisions of this Award may be amended or supplemented in writing without your consent (a) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (b) to add to the covenants and agreements of the Company for your benefit or to add to your rights or to surrender any right or power reserved to or conferred upon the Company, provided, in each case, that such changes or corrections shall not adversely affect your rights hereunder without your consent, or (c) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities or tax laws. Otherwise, the Award Agreement may not be amended except by written instrument signed by you and the Company.
11.Continued Service. Nothing contained in this Award Agreement, and no action of the Company or the Board with respect hereto, shall confer or be construed to confer on you any right to continue service as a Director.
12.Governing Law and Language. This Agreement and any claims relating thereto shall be governed by, and construed in accordance with, the internal laws (substantive and procedural) of the State of Delaware. You agree that it is your express intent that the Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given, or instituted with respect to the Award Agreement, be drawn up in English. You acknowledge that you are proficient in the English language and understand the terms of the Award Agreement or have had the ability to consult with your advisor who is sufficiently proficient in the English language. In the event the Award Agreement, Plan, or any related instruments or notices are translated into another language, and if the meaning of the translated version is different than the English version, the English version will control.
13.Successors and Assigns. The Company may assign any of its rights under this Award Agreement. The Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement shall be binding upon you and your heirs, executors, or administrators.
14.Entire Agreement; Severability. The Award Agreement together with the Plan constitutes the entire understanding between you and the Company with respect to the subject matter of this Award Agreement. The provisions of the Award Agreement and Plan are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
15.Waiver. You understand that the waiver by the Company with respect to your compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of a provision of this Agreement.
16.Global Appendix. Notwithstanding anything herein to the contrary, the RSUs will also be subject to the applicable terms and conditions set forth on Appendix A to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the Plan as a result of your residence or employment in, or relocation after the Grant Date to, a country outside the United States. Appendix A is part of this Award Agreement.

Exhibit 10.20.2

Non-Employee Director Restricted Stock Units
Appendix A
Grant Date: December 15, 2025

This Appendix A is part of the Award Agreement for the RSUs granted to you on the above referenced Grant Date. The additional terms and conditions for a country (if any) as specified below will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local law or to facilitate the administration of the Plan.
I.Australia
The following provisions of this Section I apply to each Participant who is retained or resident in Australia, or who is or may become subject to Australian taxes with respect to this award (individually, an “Australian Participant,” and collectively, the “Australian Participants”).
Offers received in Australia are made under Division 1A of Part 7.12 of the Corporations Act 2001 (Cth).
This award is a scheme to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) of Australia applies (subject to the conditions in that Act).
II.Canada
The following provisions of this Section II apply to each Participant who is retained or resident in Canada, or who is or may become subject to Canadian taxes with respect to this award (individually, a “Canadian Participant,” and collectively, the “Canadian Participants”).
1.Interpretation.
All references to “federal,” “state,” “local,” or “foreign” taxes, laws, rules or regulations in the Plan and this Award Agreement shall be construed to include the taxes, laws, rules, and regulations of the province of a Canadian Participant’s employment or residence, and the taxes, laws, rules, and regulations of Canada applicable therein. References to specific applicable laws of the United States (or any political subdivision thereof) in the Plan or this Award Agreement, may be construed and applied by the Committee in respect of a Canadian Participant to mean substantially similar applicable laws of Canada (or any political subdivision thereof).

Exhibit 10.20.2
2.Payment.
Notwithstanding anything to the contrary in this Award Agreement or the Plan, this Award Agreement shall be construed so that a Canadian Participant has a right to settlement of the RSUs in securities, and the RSUs shall not be settled or paid in cash or other consideration, unless otherwise provided by the Award Agreement and Plan and approved by the Canadian Participant.
To the extent otherwise applicable, it is intended that the RSUs shall not be or become a “salary deferral arrangement” as defined in the Income Tax Act (Canada) (the “ITA”), in respect of any Canadian Participant. The Plan and this Award Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that is inconsistent with such intent in respect of any Canadian Participant.
Notwithstanding Section 6(c) of the Plan and Sections 1 and 3 of this Award Agreement, any fractional RSU shall be rounded up to the nearest whole share upon settlement of the RSUs, and no cash or other property shall be paid or transferred to a Canadian Participant in lieu of any fractional RSU or any trailing dividend equivalent otherwise payable under the last sentence of Section 3 of this Award Agreement.
3.Taxes and Withholding.
Notwithstanding Section 5 of this Award Agreement, a Canadian Participant may elect to satisfy any tax withholding obligations in respect of the settlement of RSUs by paying such withholding amounts in cash to the Company or its designated Subsidiary, in which case the Canadian Participant shall be entitled to receive the full number of shares of Common Stock otherwise deliverable upon settlement of the RSUs. Such election must be made in accordance with the administrative procedures of the Company, and such procedures may provide that a Canadian Participant who does not timely make such an election shall be considered to have elected withholding of RSUs or shares of Common Stock otherwise deliverable.
In compliance with the rules set out under subsections 110(1.4) and 110(1.9) of the ITA to the extent applicable, the shares of Common Stock to be issued with respect to the RSUs are designated and deemed non-qualified securities under subsection 110(1.4) of the ITA. This provision constitutes notice under subsection 110(1.9) of the ITA that such securities are non-qualified securities. No deduction is available under paragraph 110(1)(d) of the ITA as it relates to any benefit deemed to be received in respect of such non-qualified securities. Any benefit deemed to be received in each vesting year as it relates to such non-qualified securities will not be taken into account in applying the annual $200,000 vesting limit set out under subsection 110(1.31) of the ITA to any other securities issued under separate agreements.

Exhibit 10.20.2
4.Restrictions & Prospectus Exemption.
Common Stock acquired by the Canadian Participant pursuant to the Plan shall only be disposed of over the principal securities exchange on which Common Stock is then listed for trading, or as otherwise may be permitted under Canadian securities law including any applicable exemption from the prospectus requirements. The parties acknowledge that the Canadian Participant is an employee, executive officer, director or consultant of the Company or a related entity of the Company for the purposes of Canadian securities laws, and accordingly acknowledge that, due to the relationship between them, the securities granted or issued pursuant to the Plan are subject to, inter alia, the applicable prospectus exemptions as set forth in National Instrument 45-106 – Prospectus Exemptions.
5.Personal Data.
In respect of Section 8 of the Award Agreement, each Canadian Participant acknowledges that his, her, or their personal data may be transferred, stored and processed in and to a foreign jurisdiction with different privacy laws that may not be as comprehensive as those in Canada, and the government authorities and law enforcement may be able to obtain access to the Canadian Participant’s personal data in accordance with the laws of the foreign jurisdiction.
III.Norway
The following provisions of this Section III apply to each Participant who is retained or resident in Norway, or who is or may become subject to Norwegian taxes with respect to this award (individually, a “Norwegian Participant,” and collectively, the “Norwegian Participants”).
To the extent applicable, this award falls under the scheme governed by section 5-14 (1) of the Norwegian Taxation Act, subject to the conditions outlined in that act. If applicable, the taxable benefit received under the award is subject to social security tax for the Norwegian Participant and payroll tax for the Norwegian employer in accordance with the National Insurance Act.
IV.United Kingdom
The following provisions of this Section IV apply to each Participant who is retained or resident for United Kingdom tax purposes in the United Kingdom, or who is or may become subject to United Kingdom taxes with respect to this award (individually, a “United Kingdom Participant,” and collectively, the “United Kingdom Participants”).
1.Eligibility.
No award may be made to any person or resident working in the United Kingdom unless that person is an employee or director of the Company or any Affiliate.
2.Vesting Conditions.
Further to any performance or vesting conditions referred to in the Award Agreement, the Company or the entity employing any United Kingdom Participant may require that the United Kingdom Participant enter into an election under section 431 of the Income Tax (Earnings & Pensions) Act 2003 in such form as the Company or the employer may require prior to receipt of any shares subject to the award.

Exhibit 10.20.2
3.Exclusion of Claim.
If you are a United Kingdom Participant you acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from you ceasing to have rights under or to be entitled to the award, whether or not as a result of your Separation from Service (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the award. Upon the grant of the award, you shall be deemed irrevocably to have waived any such entitlement.
4. Income Tax and Social Insurance Contribution Withholding.
If you are a United Kingdom Participant, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such items, as and when requested by the Company, the employing entity or by His Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the employing entity against any Tax-Related Items that you are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, you understand that if you are a director or executive officer (within the meaning of section 13(k) of the Exchange Act), the terms of the immediately foregoing provision may not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within 90 days after the UK tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit on which additional income tax and national insurance contributions may be payable. In that case, you acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the employing entity (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the employing entity may recover from you at any time thereafter.
For purposes of this section, “Tax-Related Items” means any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding.

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